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                                                                     EXHIBIT 4.2

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       OF
                         WORLDPORT COMMUNICATIONS, INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                  WorldPort Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and under the provisions of Section 151 of the General Corporation Law of the State of Delaware, on July 12, 1999, the Board of Directors adopted the following resolution creating a series of preferred stock, $0.0001 par value per share ("Preferred Stock"), designated as Series E Convertible Preferred Stock:

                           "RESOLVED that, pursuant to the authority vested in
                  the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, authorized and created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

                           Section 1. Designation: Series, Amount and Ranking.
                  The shares of the series of Preferred Stock established hereby shall be designated "Series E Convertible Preferred Stock" (such shares being hereafter called the "Series E Preferred Stock"), and the number of shares constituting such series shall be 145,000 which shares shall have a par value of $0.0001 per share and a stated value of $35.31 per share (the "Stated Value"). The Series E Preferred Stock shall rank on a parity with the shares of Series A Preferred Stock, Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock and prior to the Corporation's Common Stock, as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           Section 2.  Dividends and Distributions.

                                    (a) The Corporation shall not declare or pay
                  or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any Series B Convertible Preferred Stock or any class of stock or series thereof of the Corporation ranking, as to dividends or as to


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                  distributions in the event of a liquidation, dissolution or winding up of the Corporation, junior to the Series E Preferred Stock, including the Corporation's Common Stock, (collectively, "Junior Stock") unless, prior to the payment of such dividends or other payments the Corporation first declares and pays a dividend equal to 7% of the Stated Value (the "Series E Preferred Dividends") to the holders of shares of the Series E Preferred Stock. Notwithstanding anything to the contrary contained herein, the foregoing shall not apply to (i) any dividend payable solely in any shares of any Junior Stock; or (ii) the acquisition of shares of any Junior Stock either (A) pursuant to any employee incentive or benefit plan or arrangement (including any employment agreement) of the Corporation or of any subsidiary of the Corporation heretofore or hereafter adopted or (B) in exchange solely for shares of any other Junior Stock. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire any shares of capital stock of the Corporation unless the Corporation could, pursuant to this paragraph, purchase such shares at such time and in such manner.

                                    (b) Series E Preferred Dividends shall be
                  paid in cash on or prior to the date dividends are paid on the corporation's Junior Stock (the "Dividend Payment Date"). The Series E Preferred Dividends are not cumulative and no interest shall accrue with respect to the Series E Preferred Stock.

                                    (c) Series E Preferred Dividends shall be
                  payable to holders of record as they appear on the books of the Corporation or any transfer agent on a Series E Dividend Payment Date.

                                    (d) No Series E Dividends shall be declared
                  or paid or set apart for payment unless dividends have been or contemporaneously are declared or paid or set apart for payment on the Series A Preferred Stock, Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock or any other series of stock ranking on a parity with the Series E Preferred Stock as to dividends (collectively, "Parity Stock").

                           Section 3.  Voting Rights.

                                    (a) Each holder of record of Series E
                  Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the corporation, voting together with the holders of Common Stock as a single class. Each holder of record of each share of Series E Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock into which such share of Series E Preferred Stock could be converted on the record date for determining the stockholders entitled to vote.

                                    (b) At all times during which at least 33%
                  of the Series E Preferred Stock issued by the Corporation is outstanding, the Corporation will not, without the approval of holders of at least a majority of the shares of Series E Preferred Stock then outstanding, voting together as a class,
                  (A) issue any securities which will, with respect to dividend rights or rights on liquidation, winding up and dissolution, rank senior to the Series E Preferred Stock, or any obligation or security convertible into or evidencing the right to purchase any securities senior to the Series E Preferred Stock; (B) alter, amend or repeal any


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                  provision of the Certificate of Incorporation of the
                  Corporation (including any such alteration, amendment or repeal effected by any merger or consolidation), if such amendment, alteration or repeal would alter or change the powers, preferences or special rights with respect to the shares of Series E Preferred Stock in a manner adverse to the holders thereof; or (C) alter, amend or modify this Section 3.

                           Section 4.  Liquidation, Dissolution or Winding Up.

                                    (a) Upon any liquidation, dissolution, or
                  winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series E Preferred Stock equal to the sum of $35.31 plus all declared but unpaid Series E Preferred Dividends and any Series E Preferred Dividends required to be declared pursuant to Section 2(a) above as a result of the Liquidation (the "Liquidation Preference"). After the payment of the full Liquidation Preference, the holders of the Series E Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

                                    (b) Neither the merger or consolidation of
                  the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, lease, exchange or other transfer of all of or any portion of the assets of the Corporation, shall be deemed to be a Liquidation for purposes of this Section 4.

                                    (c) If upon any Liquidation the Liquidation
                  Preference is not paid in full to all holders of Series E Preferred Stock, the holders of Series E Preferred Stock shall share ratably in any such distribution with all holders of Parity Stock, in proportion to the full distributable amounts to which holders of all such parity shares are entitled upon such distribution of assets.

                           Section 5.  Conversion.

                                    (a) Optional Conversion. Subject to and in
                  compliance with the provisions of this Section 5, any shares of Series E Preferred Stock may, at the option of the holder and without any payment of consideration, be converted at any time into fully-paid and nonassessable shares of Common Stock.

                                    In the event that a holder of Series E
                  Preferred Stock desires to convert its Series E Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series E Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series E Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid Series E


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                  Preferred Dividends on the shares of Series E Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                                    (b) Mandatory Conversion. Upon the
                  conversion of at least 70% of the Series E Preferred Stock originally issued by the Corporation, each outstanding share of Series E Preferred Stock shall, without any action on the part of the Corporation or the holders of Series E Preferred Stock, be automatically converted into shares of Common Stock. All such outstanding shares of Series E Preferred Stock shall be deemed converted effective upon the date on which at least 70% of the originally issued Series E Preferred Stock is converted, and thereafter each certificate for Series E Preferred Stock outstanding shall be deemed to represent the number of shares of Common Stock into which it has been converted. Nevertheless, each holder of Series E Preferred Stock shall thereafter surrender its certificates for shares of Series E Preferred Stock for conversion in accordance with
                  Section 5(a) above.

                                    (c) Conversion Rate. The number of shares of
                  Common Stock to which a holder of Series E Preferred Stock shall be entitled upon conversion (whether optional or mandatory) shall be the product obtained by multiplying the "Series E Preferred Stock Conversion Rate" then in effect by the number of shares of Series E Preferred Stock being converted. The conversion rate in effect at any time for conversion of the Series E Preferred Stock (the "Series E Preferred Stock Conversion Rate") shall be the quotient obtained by dividing $35.31 by the "Series E Preferred Stock Conversion Price."

                                    (d) Conversion Price. The conversion price
                  (the "Series E Preferred Stock Conversion Price") for the Series E Preferred Stock shall initially be $3.25. The Series E Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series E Preferred Stock Conversion Price herein shall mean such conversion price as so adjusted from time to time.

                                    (e) Series E Preferred Stock No Longer
                  Outstanding. Upon conversion of shares of Series E Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as Series E Preferred Stockholders of the Corporation shall cease.

                                     (f) Adjustments for Stock Splits and
                  Dividends. In the event the Corporation shall, at any time or from time to time while any of the shares of Series E Preferred Stock are outstanding, (i) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock, (ii) subdivide or split its outstanding shares of Common Stock into a larger number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, in each case whether by reclassification of shares, recapitalization of the Corporation or otherwise, the Series E Preferred Stock Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Series E Preferred Stock Conversion Price by a fraction, the numerator of which is the


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                  number of shares of Common Stock outstanding immediately
                  before such event, and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall become effective at the opening of business on the Business Day next following the record date for determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution, and shall become effective immediately after the effective date in case of a subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend.

                                    (g) Adjustments for Merger, etc. If there
                  shall occur a merger or consolidation of the Corporation with or into another entity, any merger or consolidation of another entity into the Corporation (other than a merger or consolidation that does not result in any conversion, exchange or cancellation of outstanding shares of Common Stock), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, that results in the conversion or exchange of the Common Stock into, or the right to receive, other securities or other property (whether of the Corporation or any other entity), then the Series E Preferred Stock will thereafter no longer be convertible into shares of Common Stock, but instead will be convertible into the kind and amount of securities or other property which the holder of such shares of Series E Preferred Stock would have owned immediately after such merger, consolidation, sale or share exchange if such shares of Series E Preferred Stock had been converted into shares of Common Stock immediately before the effective time of such merger, consolidation, sale or share exchange. If this paragraph (g) applies, then no adjustment in respect of the same merger, consolidation, sale or share exchange shall be made pursuant to the other provisions of this Section. In the event that at any time, as a result of an adjustment made pursuant to this paragraph (g), the Series E Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series E Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5.

                                    (h) Fractional Shares. No fractional shares
                  of Common Stock shall be issued upon conversion of Series E Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series E Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion. For purposes of this Section 5(h), the Fair Market Value of the Common Stock shall be equal to the average closing sales price of a share of the Company's Common Stock on the Nasdaq SmallCap Market (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or quoted) for the 10 consecutive trading days immediately preceding the date of conversion.

                                    (i) Reservation of Stock Issuable Upon
                  Conversion. The Corporation


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                  shall at all times reserve and keep available out of its
                  authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series E Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                    (j) Payment of Taxes. The Corporation will
                  pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series E Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series E Preferred Stock so converted were registered.

                           Section 6.  Notices.

                                    Any notice required by the provisions hereof
                  shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Corporation at its principle office and to each holder of record at the address of such holder appearing on the books of the Corporation.

                                      * * *

                  IN WITNESS WHEREOF, WorldPort Communications, Inc. has caused this Certificate of Designations, Preferences and Rights to be duly executed by its President and attested by its Assistant Secretary, this 13th day of July, 1999.

                                         WORLDPORT COMMUNICATIONS, INC.

                                         By: /s/ Carl Grivner
                                         --------------------------------------
                                         Carl Grivner, President

         ATTEST:

         /s/ Donald Featherstone
         --------------------------------------
         Donald Featherstone, Assistant Secretary


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